Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Stephen Turner (the “Executive”) and Protea Biosciences Group, Inc., a corporation organized under the laws of Delaware (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. This Agreement shall be effective as of April 1, 2015 (the “Effective Date”) and shall continue through March 31, 2018 unless earlier terminated pursuant to Section 5 of this Agreement (the “Term”). After the expiration of the Term, provided that this Agreement was not earlier terminated, the Executive shall have the option of serving as the non-executive Chairman of the Company’s Board of Directors (“Board”) on terms to be agreed upon by the parties. The parties acknowledge and agree that the Executive has provided services to the Company since July 2001 (the “Start Date”) and that the length of the Executive’s continuous service with the Company shall be calculated as of the Start Date.

2. Position and Duties.

2.1 Position. The Executive shall serve as the Chairman of the Board and Chief Executive Officer of the Company, reporting to the Board. The Executive shall have such duties, authority and responsibility as are consistent with such positions, unless otherwise agreed in writing by the parties.

2.2 Duties. The Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder. The Executive may engage in another business, profession, or occupation or provide services for compensation to the extent that such activity does not conflict or interfere with the performance of the Executive’s services for the Company and Executive also may participate in professional, civic or charitable organizations.

3. Place of Performance. The principal place of Executive's employment shall be the Company's executive office located in Morgantown, West Virginia, USA.

4. Compensation and Benefits.

4.1 Base Salary. The Company shall pay the Executive his current annual base salary of $240,000 in installments in accordance with the Company's customary payroll practices, but no less frequently than monthly. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”. The Base Salary will be reviewed at least annually and may be increased at the discretion of the Compensation Committee of the Board.

4.2 Equity Awards. The terms of the 2013 Equity Incentive Plan (“Equity Plan”) between the Company and the Executive will continue to be in effect.

4.3 Bonuses.

(a) The Executive shall be eligible to earn an annual bonus of at least twenty percent (20%) of his Base Salary (the "Performance Bonus") provided that the Executive has achieved the metrics that were established for such calendar year. The metrics shall be determined by the Compensation Committee, in consultation with the Executive, no later than January 15 of each year. The Performance Bonus, if any, will be paid no later than March 15 of the year immediately following the calendar year to which it relates.

(b) In the discretion of the Board, the Executive may also be eligible for a discretionary bonus. The discretionary bonus, if any, will be paid no later than the last day of the calendar year in which it is earned.

(c) The Company will pay the Executive a “Financing Bonus” in the amount of one hundred thousand dollars ($100,000) within thirty (30) days after completing the current round of financing. In the discretion of the Board, the Executive may also be eligible for additional Financing Bonuses to the extent the Company raises additional funds.

4.4 Paid Time Off. The Executive will be entitled to at least 21 days of paid vacation per year, to be taken in accordance with the Company’s vacation policy. Unused vacation time shall be carried over to the subsequent calendar year. The Executive shall receive other paid time off in accordance with applicable law and the Company's policies for executives as such policies may exist from time to time.

4.5 Insurance and Other Benefits. The Executive will continue to be entitled to receive Company-sponsored family health insurance benefits and to be covered under its key man and other life insurance policies. In the event the Company cancels its group health insurance benefits or key man or other life insurance policies, or Executive or his designee(s) cannot remain beneficiar(ies) of any such policy for any reason, the Company will continue to provide health insurance and life insurance benefits for the Executive, including, but not limited to, purchasing coverage for the benefit of the Executive and his designee(s). The Company shall continue to provide the Executive with coverage under, or equivalent to, its professional liability, directors and officers, and other similar policies for a period of three (3) years following termination of employment for any reason. The Executive shall continue to be eligible to participate in the Company’s 401k plan and such other employee benefits as are available from time to time to other executives of the Company.

4.6 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures. The Executive shall be entitled to reimbursement for legal fees incurred in connection with drafting, negotiating, and reviewing this Agreement, which shall be paid within thirty (30) days of the date this Agreement is signed by the Executive. The Executive shall be entitled to travel business class on all air and train journeys. The Executive also shall be entitled to a car allowance that covers the cost or lease payments of a car, fuel, maintenance, and all other car-related expenses.

5. Termination of Employment.

5.1 Notice of Termination. The Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason, provided that either party shall be required to give the other party at least 30 days advance written notice of any termination ("Notice of Termination"), except in the event of the Executive’s death. The Notice of Termination shall specify the provision of this Agreement that the terminating party relied upon and the “Termination Date,” which shall be no less than 30 days following the date on which the Notice of Termination is delivered, except in the event of the Executive’s death, in which case the Termination Date shall be the date of the Executive’s death.

5.2 Payments. Upon termination of the Executive's employment for any reason, the Company shall pay the Executive the “Accrued Amounts,” which consist of: (a) any accrued but unpaid Base Salary through the Termination Date; (b) any unpaid Performance Bonus and unpaid Financing Bonus (unless the Executive's employment is terminated by the Company for Cause (as defined in Section 5.3), in which event any Performance Bonus shall be forfeited); (c) any unused vacation time; and (d) reimbursement for any unreimbursed business expenses properly incurred by the Executive and for which request for payment is presented pursuant to the Company’s expense reimbursement policies and procedures. The Company shall pay the Accrued Amounts set forth in this Section 5.2(a), (b), and (c), if any, on the payroll date immediately following the Termination Date. The Company shall pay the Accrued Amounts set forth in this Section 5.2(b) and (d), if any, on a date determined by the Company, but no later than thirty (30) days after the Termination Date.

5.3 Termination for Cause. The Company may terminate the Executive’s employment for Cause (as defined below) without the requirement to provide 30 days advance Notice of Termination. In the event of a termination for Cause, the Executive shall be paid the Accrued amounts in accordance with Section 5.2. by providing written notice to the Executive of the existence of the circumstances giving rise to grounds for termination for Cause within 90 days of the initial existence of such grounds and providing the Executive with at least 30 days from the date on which such notice is provided to cure such circumstances. If the grounds for termination for Cause are not curable, the Company must specify in writing the basis for such determination. If the Company does not terminate the Executive’s employment for Cause within 180 days after the first occurrence of the applicable grounds, then the Company will be deemed to have waived its right to terminate for Cause with respect to such grounds. For purposes of this Agreement, "Cause" shall mean:

(a) the Executive's refusal to perform his duties (other than as a result of physical or mental illness);

(b) the Executive's refusal to comply with any valid and legal directive of the Board;

(c) the Executive's engagement in fraud or willful misconduct, which, in each case, results in harm to the Company;

(d) the Executive's embezzlement or misappropriation of Company property;

(e) the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent), if such crime is work-related or results in harm to the Company; or

(f) the Executive's material breach of any material obligation under this Agreement.

5.4 Severance. In the event the Company terminates the Executive's employment for any reason except for Cause, the Company shall pay the Executive the Accrued Amounts. In addition, provided that the Executive signs and does not revoke a general release of claims relating to his employment in the form annexed hereto as Exhibit A within the time period required by the Company, the Company shall: (a) pay the Executive, on a date determined by the Company that is no later than sixty (60) days after the Termination Date, a lump sum payment of eighteen (18) months’ of the Executive’s Base Salary; (b) pay the premiums for the Executive’s family health insurance coverage for a period of eighteen (18) months, provided that the Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent COBRA is applicable; and (c) cause the immediate, accelerated vesting of any and all stock, restricted stock, options, stock appreciation rights, performance compensation, and any other equity or phantom equity awarded to the Executive that is unvested as of the Termination Date.

5.5 Acquisition. In the event the Employment Term is terminated due to the acquisition of the Company by another company, the Executive shall be entitled to receive the Accrued Amounts and the Executive shall be entitled to receive continued Base Salary paid by the Company for the remainder of the Employment Term payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence within 30 days following the Termination Date.

5.6 Special Payment Rules.

(a) The parties intend that each payment or installment of payments provided under this Agreement constitutes a separate payment for purposes of Section 409A of the Code (“Section 409A”) and that the payments satisfy, to the greatest extent possible, the exemptions from Section 409A, including those under Treasury Regulations 1.409A-1(b)(4) (short-term deferrals), 1.409A-1(b)(9)(iii) (two-times, two year exception) and 1.409A-1(b)(9)(v) (reimbursements and other separation pay). To the extent the Executive is deemed to be a “specified employee” (as defined under Treasury Regulation 1.409A-1(i)(1)) as of the date of his “Separation from Service” (as defined under Treasury Regulation 1.409A-1(h)), and any payments or benefits due to the Executive pursuant to this Agreement would constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the first day of the seventh month following the Executive’s Separation from Service or, if sooner, the date of Executive’s death, and shall be made in a lump sum on that date. Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a Separation of Service as defined in Treasury Regulation 1.409A-1(h). To the extent any expenses, reimbursements, benefits or other, similar plans or arrangements in which the Executive participates provide for a “deferral of compensation” within the meaning of Section 409A, such amount(s) shall be paid in accordance with Treasury Regulation 1.409A-3(i)(1)(iv). The Company acknowledges its obligation to exercise the utmost care and good faith in making determinations regarding the application of Section 409A to payments and benefits due to the Executive and shall indemnify the Executive for any penalties, interest, or excise tax.

(b) In the event that payments are due to be made to the Executive as a result of termination of the Executive’s employment within twelve (12) months of a Change of Control, the Company shall engage, within five (5) calendar days of the date of the Notice of Termination of the Executive’s employment, a national accounting firm acceptable to the Executive (the “Accounting Firm”) to determine, at the Company’s expense, whether the aggregate of the payments or benefits due to the Executive under this Agreement and any other plans, programs or benefits of the Company are reasonably likely to constitute a “Parachute Payment,” as such term is defined in Section 280G(b)(2) of the Code, and if so, the Accounting Firm shall determine the amount of any excise tax, interest, and penalties under Section 4999 of the Code (such excise tax, interest, and penalties are collectively referred to as the “Excise Tax”). The Company shall direct the Accounting Firm to provide its determination within ten (10) calendar days of its request. The Company agrees to pay the Executive, together with the other payments due to him, the amount of the Excise Tax and an additional amount that, after the imposition of all income and Excise Taxes thereon, is equal to the Excise Tax on the aggregate payments and benefits (“Gross-Up Payment”). For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal federal rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal applicable rates where such taxes are due.

5.7 Death or Disability.

(a) The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Term. The Company may terminate the Executive's employment on account of the Executive's Disability. In either such event, the Company shall pay the Executive (or the Executive's estate and/or beneficiaries, as the case may be) the Accrued Amounts and a lump sum payment of eighteen (18) months’ of the Executive’s Base Salary. In the event the Executive’s employment terminates due to Disability, the Company shall also pay the premiums for the Executive’s family health insurance coverage for a period of eighteen (18) months, provided that the Executive or his representative timely elects continuation coverage under COBRA, to the extent COBRA is applicable.

(b) For purposes of this Agreement, Disability shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. The Company shall bear all expenses the Executive incurs relating to the determination as to whether the Executive has a Disability hereunder.

6. Cooperation. Following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities and shall compensate the Executive for his time at an hourly rate based on the Executive's Base Salary as of the Termination Date and shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

7. Invention, Non-Disclosure and Non-Competition. Executive acknowledges and agrees that he remains bound by that certain Invention, Non-Disclosure and Non-Competition Agreement entered into as of August 22, 2012 (“NDA”), except that Sections 6(d) and 6(f) of the NDA are superseded and replaced by the terms of this Agreement.

8. Indemnification. The Company agrees to fully indemnify the Executive and hold him harmless from any and all liabilities, damages, penalties, fines, costs, and expenses (including without limitation, attorneys’ fees) (collectively, “Damages”) relating, directly or indirectly, to any claims, charges, audits, investigations, complaints, or proceedings of any nature that arise out of or concern his employment with or service to the Company and any of its affiliates, subsidiaries, or related entities, including the Executive’s employment with or services to the Company that preceded the Term. Notwithstanding the foregoing, the Executive shall not be entitled to indemnification for any Damages that are due to his willful misconduct. The Company shall pay expenses (including without limitation, attorneys' fees and disbursements) that the Executive incurs relating to a matter for which he is entitled to indemnification as and when the expenses are incurred provided that the Executive agrees to reimburse the Company for any such payments that a panel of arbitrators or court of competent jurisdiction determines the Executive was not entitled to receive because he was not entitled to indemnification with respect to such matter. The Executive’s rights and the Company’s obligations under this Section shall survive the termination of this Agreement for any reason.

9. Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement (including without limitation, disputes arising out of or relating to the interpretation, application, validity, or enforceability of this Agreement or arbitrability) shall be submitted to and decided by binding arbitration, before a panel of three (3) arbitrators. The arbitration shall be administered by the American Arbitration Association in accordance with its Employment Arbitration Rules. The place of the arbitration shall be Morgantown, West Virginia, U.S.A. Each party shall bear its own legal fees and related costs and the parties shall equally share the fees of the arbitrators. The parties shall have the right to bring dispositive motions. The arbitrators shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, neither a party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Judgment on any award may be entered in any court having jurisdiction over the parties. To the extent any claim is found not to be subject to arbitration, such claim shall be decided by the United Stated District Court for the Northern District of West Virginia, or, if such court does not have jurisdiction, a state court located in the state of West Virginia, Monongalia County, and all such claims shall be adjudicated by a judge sitting without a jury, applying Delaware law.

10. Exit Obligations. Upon termination of the Executive's employment or the Company's request at any time during the Executive's employment, the Executive shall (a) provide or return to the Company any and all Company property, including Company credit cards, computers, smartphones, PDAs, and all Company documents and materials, including but not limited to those that constitute or contain any confidential information, which are in the possession or control of the Executive; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive's possession or control.

11. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the state of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to compel arbitration or enforce or vacate an arbitration award under this Agreement shall be brought only in a state court located in the state of West Virginia, Monongalia County, or in federal court in the United States District Court for the Northern District of West Virginia, which shall apply Delaware law. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

13. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and a member of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

14. Severability. Should any provision of this Agreement be held by an arbitration panel or court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such arbitration panel or court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the arbitration panel or court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

15. Interpretation. Captions and headings in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. The parties waive any rule of construction that would require an interpretation against the drafter.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. The Company may not assign this Agreement without the Executive’s written consent. This Agreement shall inure to the benefit of the parties and permitted successors and assigns.

18. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Protea Bioscences Group, Inc.

955 Hartman Run Road

Morgantown WV 26505

If to the Executive:

Stephen Turner

40 Mountain Overlook Ct.

McHenry MD 20541

19. Representations of the Executive. The Executive represents and warrants to the Company that the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

20. Survival. Upon the termination of this Agreement, whether by expiration or for any other reason, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement, regardless of whether the applicable section(s) of this Agreement reference survival.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Protea Biosciences Group, Inc.

By
Name:
Title:

EXECUTIVE

Signature:	/s/ Stephen Turner
Print Name:	Stephen Turner

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the "Release Agreement") is entered into by Protea Biosciences Group, Inc., a corporation organized under the laws of Delaware (the “Company”) and Stephen Turner (the "Executive”) (together, the "Parties").

WHEREAS, the Parties entered into an Employment Agreement, effective November 1, 2014 (“Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide certain benefits to the Executive following termination of his employment for certain reasons in exchange for a general release of claims;

WHEREAS, the Executive’s employment terminated effective ________ __, 20__ (the “Termination Date”);

NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Parties hereto, and intending to be legally bound, it is hereby covenanted and agreed as follows:

1. Benefits. The Company acknowledges and agrees that it is obligated to provide the Executive with the benefits and payments set forth in Sections [___] of the Employment Agreement, including without limitation, that the Company shall: (a) pay the Executive, on a date determined by the Company that is no later than sixty (60) days after the Termination Date, a lump sum payment of [ _____ (__)] months’ of the Executive’s Base Salary (as defined in the Employment Agreement) and any discretionary bonus; (b) pay the premiums for the Executive’s family health insurance coverage for a period of eighteen (18) months, provided that the Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent COBRA is applicable; and (c) cause the immediate, accelerated vesting of any and all stock, restricted stock, options, stock appreciation rights, performance compensation, and any other equity or phantom equity awarded to the Executive that is unvested as of the Termination Date. The Parties acknowledge and agree to adhere to the obligations set forth in Section 5.7 of the Employment Agreement (“Special Payment Rules”) to the extent applicable.

2. Executive’s Release. In consideration for the promises in this Release Agreement, the Executive, for himself and his successors, representatives, heirs, agents, and assigns, hereby forever waives and fully releases the Company, its owners, members, officers, directors, employees, representatives, agents, parents, subsidiaries, successors and assigns (collectively, “Releasees”) from any and all claims, causes of action, demands, obligations, rights, liabilities, damages, losses, expenses, costs, fees, or other relief of any kind whatsoever (“Claims”), whether known or unknown, asserted or unasserted, which Executive has, may have, or ever had against Releasees from the beginning of time through the date Executive signs this Agreement (“Released Claims”). Notwithstanding the foregoing, Released Claims do not include any Claims based on fraud, any claims relating to indemnification pursuant to Section 5.7 or 8 of the Employment Agreement, any Claims arising out of or relating to the 2013 Equity Incentive Plan or award agreement or any subsequent equity plan, or any Claims arising out of or relating to his right to enforce this Release Agreement. The Executive expressly understands and agrees that he is waiving any rights or claims that arise under the Age Discrimination in Employment Act, as amended, except rights or claims that may arise after the date Executive signs this Release Agreement.

3. Company’s Release. In consideration for the promises in this Release Agreement, the Company, on behalf of itself and its owners, members, officers, directors, employees, representatives, agents, parents, predecessors, subsidiaries, successors and assigns (collectively, with the Company, “Company Releasors”), hereby forever waives and fully releases the Executive and his successors, representatives, heirs, agents, and assigns (“Executive Releasees”) from any and all Claims, whether known or unknown, asserted or unasserted, which Company Releasors have, may have, or ever had against Executive Releasees from the beginning of time through the date Executive signs this Agreement (“Company Released Claims”). Notwithstanding the foregoing, Company Released Claims do not include any Claims based on fraud, any claims for cooperation pursuant to Section 6 of the Employment Agreement, or any Claims arising out of or relating to the Company’s right to enforce this Release Agreement.

4. Acknowledgements. The Parties acknowledge and agree that they remain bound by all obligations set forth in the Employment Agreement that, by their terms, survive the termination of the Executive’s employment. The Parties further acknowledge and agree that the terms of this Release Agreement will be construed in accordance with the laws of West Virginia without regard to conflicts of law principles and any dispute arising under this Release Agreement will be governed by Sections 9 and 11 of the Employment Agreement. This Release Agreement may only be modified by a writing signed by the Parties. Captions and headings in this Release Agreement are intended solely for convenience and no provision of this Release Agreement is to be construed by reference to the caption or heading of any section or paragraph. The Parties waive any rule of construction that would require an interpretation against the drafter. This Release Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

5. Binding Effect and Revocation. The Executive acknowledges and agrees that he has at least twenty-one (21) days to review and consider this Release Agreement and seven (7) days after the date he signs and returns this Release Agreement to the Company to revoke it by providing written notice of revocation to the Company within the seven (7) day period. This Release Agreement and the benefits conditioned upon it shall not become effective or enforceable until the revocation period has expired without revocation by the Executive.

6. Executive’s Acknowledgements. The Executive acknowledges and agrees that: (a) he is advised to seek legal advice prior to signing this Release Agreement; (b) he fully understand all of the terms of this Release Agreement; (c) he is receiving benefits pursuant to this Release Agreement that he would not otherwise be entitled to receive; (d) he has seven (7) days after the date he signs and returns this Release Agreement to revoke it by providing written notice of revocation to the Company within such time period; (e) he is not waiving rights or claims under the Age Discrimination in Employment Act that may arise after the date he signs this Agreement; and (f) he knowingly and voluntarily agrees to all of the terms of this Release Agreement and intends to be legally bound by them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Protea Biosciences Group, Inc.

By

Name:
Title:

EXECUTIVE

Signature:

Print Name: